U.S. SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*
   Garwood       R.           David
   (Last)       (First)      (Middle)

   ------------------------------------
                (Street)

   c\o Mace Security International, Inc.
   160 Benmont Ave.

   (City)       (State)    (Zip)
   Bennington,     VT      05201


2. Date of Event Requiring Statement
   2/27/98


3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
   Mace Security International, Inc. (MACE)


5. Relationship of Reporting Person to Issuer (Check all applicable)
   __X__ Director                           _____ 10% Owner
   _____ Officer (give title below)         _____ Other (specify below)


6. If Amendment, Date of Original (Month/Day/Year)
   5/19/98


7. Individual or Joint/Group Filing (Check applicable line)
   __X__ Form filed by One Reporting Person
   _____ Form filed by More than One Reporting Person




Table 1 - Non-Derivative Securities Beneficially Owned


1. Title of Security
   Common Stock
   Common Stock


2. Amount of Securities Beneficially Owned (Instr. 4)
   25,000
   10,000


3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
   D
   D


4. Nature of Indirect Beneficial Ownership (Instr. 5)




*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)

Table II - Derivative Securities Beneficially Owned
(e.g. puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security (Instr. 4)


2. Date Exercisable and Expiration Date (Month/Day/Year)
   Date Exercisable     Expiration Date
   immediately
   2/27/98                2/27/13


3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
   Title                Amount or Number of Shares
   Common Stock         12,500
   Common Stock         10,000


4. Conversion or Exercise Price of Derivative Security
   $1.00
   $1.50


5. Ownership Form of Derivative Security: Direct (D) Indirect (I) (Instr.5) D
   D
   D


6. Nature of Indirect Beneficial Ownership (Instr.5)


Explanation of Responses:


/s/ R. David Garwood                            8-31-98
-------------------------------           ------------------
**Signature of Reporting Person                  Date

**Intentional misstatements or omissions of fact constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If the space provided is insufficient, see Instruction 6 for procedure.